Exhibit 10.1

AGREEMENT BY AND BETWEEN

First National Bank of Chester County

West Chester, Pennsylvania

and

The Office of the Comptroller of the Currency

The First National Bank of Chester County, West Chester, Pennsylvania (“Bank”) and The Office of the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller, through his National Bank Examiner, has examined the Bank, and his findings are contained in the Report of Examination (“ROE”) for the examination that commenced on March 1, 2010.  The Comptroller has found unsafe and unsound banking practices relating to management and board supervision, asset quality, earnings, liquidity, and capital at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1)           This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii).  See 12 U.S.C. § 1831i.

(2)           This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(l) and 12 U.S.C. § 1818(i)(2).

(3)           This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(l)(A).

(4)           This Agreement shall cause the Bank to be designated as in “troubled condition,” as set forth in 12 C.F.R. § 5.51(c)(6), unless otherwise informed in writing by the Comptroller.  In addition, this Agreement shall cause the Bank not to be designated as an “eligible bank” for purposes of 12 C.F.R. § 5.3(g), unless otherwise informed in writing by the Comptroller.

(5)           All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

Emmit C. Odom, Jr.

Assistant Deputy Comptroller

Eastern Pennsylvania Field Office

1150 Northbrook Drive Suite 303

Trevose, Pennsylvania 19053

ARTICLE II

COMPLIANCE COMMITTEE

(1)           Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(l)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within sixty (60) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)           a description of the action needed to achieve full compliance with each Article of this Agreement;

(b)           actions taken to comply with each Article of this Agreement; and

(c)           the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

BOARD TO ENSURE COMPETENT MANAGEMENT

(1)           Within one hundred and twenty days (120), the Board shall ensure that the Bank has management in place on a full-time basis in its senior management positions to carry out the Board’s policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.

(2)           Within thirty (30) days, the Board shall review the capabilities of the Bank’s management to perform present and anticipated duties and the Board will determine whether management changes will be made, including the need for additions to or deletions from current management.  The Board shall assess each of the Bank’s officer’s experience, other qualifications and performance compared to the position’s description, duties and responsibilities.

(3)           If the Board determines that an officer will continue in his/her position but that the officer’s depth of skills needs improvement, the Board will, within 60 days, develop and implement a written program, with specific time frames to improve the officer’s supervision and management of the Bank.  At a minimum the written program shall include:

(a)           an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;

(b)           a program to improve the effectiveness of the officer;

(c)           objectives by which the officer’s effectiveness will be measured; and

(d)           a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Bank’s goals and objectives.

(4)           Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.

(5)           If a position mentioned in Paragraph (1) of this Article is vacant now or in the future, including if the Board realigns an existing officer’s responsibilities and a position mentioned in Paragraph (1) of this Article becomes vacant, the Board shall within sixty days of such vacancy appoint or assign a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.

(6)           Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Assistant Deputy Comptroller the following information:

(a)           the information sought in the “Changes in Directors and Senior Executive Officers” and “Background Investigations” booklets of the Comptroller’s Licensing Manual, together with a legible fingerprint card for the proposed individual;

(b)           a written statement of the Board’s reasons for selecting the proposed officer; and,

(c)           a written description of the proposed officer’s duties and responsibilities.

(7)           The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed new officer.   However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed officer.

(8)           The requirement to submit information and the prior disapproval provisions of this Article are based on the authority of 12 U.S.C. § 1818(b)(G)(E) and do not require the Comptroller to complete his/her review and act on any such information or authority within ninety (90) days.

(9)           The Board may request an extension to any deadlines under this Article.  Such request shall be submitted to the Assistant Deputy Comptroller for prior approval.

ARTICLE IV

PROFIT PLAN

(1)           Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written profit plan to improve and sustain the earnings of the Bank.  This plan shall include, at minimum, the following elements:

(a)           identification of the major areas in and means by which the Board will seek to improve the Bank’s operating performance;

(b)           realistic and comprehensive budgets, including projected balance sheets and year-end income statements;

(c)           a budget review process to monitor both the Bank’s income and expenses, and to compare actual figures with budgetary projections; and

(d)           a description of the operating assumptions that form the basis for major projected income and expense components.

(2)           The budgets and related documents required in paragraph (1) above for 2010 shall be submitted to the Assistant Deputy Comptroller upon completion.  The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (1) above for each year this Agreement remains in effect.  The budget for 2011 shall be submitted on or before December 15, 2010.  The budget for 2012 and every year thereafter shall be submitted on or before November 30 of the preceding year.

(3)           The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE V

CAPITAL PLAN

(1)           Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program.  The program shall include:

(a)           specific plans for the maintenance of adequate capital that may in no event be less than the requirements of 12 C.F.R. Part 3;

(b)           projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)           projections of the sources and timing of additional capital to meet the Bank’s current and future needs;

(d)           the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank’s needs;

(e)           contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and,

(f)            a dividend policy that permits the declaration of a dividend only:

(i)            when the Bank is in compliance with its approved capital program;

(ii)           when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and,

(iii)          with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller.  Upon receiving a determination of no supervisory objection from the Assistant Deputy

Comptroller, the Bank shall implement and adhere to the dividend policy.

(2)           Upon completion, the Bank’s capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program.  The Board shall review and update the Bank’s capital program on an annual basis, or more frequently if necessary.  Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VI

CRITICIZED ASSETS

(1)           The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2)           Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis o f criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.” This program shall include, at a minimum:

(a)           an identification of the expected sources of repayment;

(b)           the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;

(c)           an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and,

(d)           the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

(3)           Upon adoption, a copy of the program for all criticized assets equal to or exceeding seven hundred and fifty thousand dollars ($750,000) shall be forwarded to the Assistant Deputy Comptroller.

(4)           The Board, or a designated committee, shall conduct a review, on at least a monthly basis, to determine:

(a)           the status of each criticized asset or criticized portion thereof that equals or exceeds seven hundred and fifty thousand dollars ($750,000);

(b)           management’s adherence to the program adopted pursuant to this Article;

(c)           the status and effectiveness of the written program; and,

(d)           the need to revise the program or take alternative action.

(5)           A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly) basis (in a format similar to Appendix A, attached hereto).

(6)           The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed seven hundred and fifty thousand dollars ($750,000) only if each of the following conditions is met:

(a)           the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and,

(b)           a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

(7)           A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE VII

PROBLEM LOAN IDENTIFICATION

(1)           Within sixty (60) days of the date of this Agreement, the Board shall establish an effective problem loan identification program that provides for early identification of emerging and potential problem credits, along with a formal plan to proactively manage these assets.  This includes, but is not limited to:

(a)           ensuring early problem loan identification and risk rating by loan officers and establishing loan officer accountability for accurately risk rating loans and recognizing nonaccrual loans under their respective supervision in a timely manner;

(b)           ensuring all employees are provided with adequate training on regulatory risk rating definitions as well as guidelines for risk rating credits;

(c)           procedures requiring loan officers and credit administration employees to provide narrative to support all assigned risk ratings, including the credit’s primary source of repayment, guarantor support, collateral protection, and triggers that could result in a rating upgrade or downgrade; and,

(d)           developing formal loan work out plans for problem credits that include the current status of the loan, current financial condition of the borrower, accrual status, source and date of the collateral valuation, and specific action plans with target dates.

(2)           Upon adoption, a copy of the program shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

ARTICLE VIII

LOAN PORTFOLIO MANAGEMENT

(1)           The Board shall, within sixty (60) days, develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank’s loan portfolio management.  The program shall include, but not be limited to:

(a)           procedures to ensure satisfactory and perfected collateral documentation;

(b)          procedures to ensure that adequate financial information is obtained, such as information on contingent liabilities, current cash flow, and the verification of liquid assets;

(c)           procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;

(d)           procedures to ensure conformance with loan approval requirements;

(e)           a system to track and analyze exceptions;

(f)            procedures to ensure conformance with Call Report instructions, including accounting for OREO;

(g)           procedures to ensure that risk-based appraisal reviews are incorporated into the bank’s lending policy;

(h)           procedures to ensure the accuracy of internal management information systems; and,

(i)            a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters.

(2)           Upon completion, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.

(3)           Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to systems which provide for effective monitoring of:

(a)           the problem loan identification program required by Article VII;

(b)           statistical records that will serve as a basis for identifying sources of problem loans and leases by industry, size, collateral, division, group, indirect dealer, and individual lending officer;

(c)           previously charged-off assets and their recovery potential;

(d)           compliance with the Bank’s lending policies and laws, rules, and regulations pertaining to the Bank’s lending function;

(e)           adequacy of credit and collateral documentation; and,

(f)            concentrations of credit.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

ARTICLE IX

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)           The Board shall review the methodology of the Bank’s Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an adequate Allowance.  This review and program shall be designed in light of the comments on maintaining a proper Allowance found in OCC Bulletin 2006-47, Interagency Policy Statement on the Allowance for Loan and Lease Losses.  The Allowance shall focus particular attention on the following factors:

(a)           results of the Bank’s internal loan review;

(b)           results of the Bank’s external loan review;

(c)           an estimate of inherent loss exposure on each significant credit;

(d)           loan loss experience;

(e)           trends of delinquent and nonaccrual loans;

(f)            concentrations of credit in the Bank;

(g)           present and prospective economic conditions; and,

(h)           and any other applicable quantitative and qualitative assessment factors.

(2)           The program shall provide for a review of the Allowance by the Board at least once each calendar quarter.  Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

ARTICLE X

BANK SECRECY ACT INTERNAL CONTROLS

(1)           Within sixty (60) days of the date of this Agreement, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program of policies and procedures to provide for compliance with Bank Secrecy Act (“BSA”), as amended 31 U.S.C. §§ 5311 et seq., the regulations promulgated thereunder at 31 C.F.R. Part 103, as amended, and 12 C.F.R. Part 21, Subparts B and C, and the rules and regulations of the Office of Foreign Assets Control (“OFAC”) (collectively referred to as the “Bank Secrecy Act” or “BSA”) and for the appropriate identification and monitoring of transactions that pose greater than normal risk for compliance with the BSA.  This program shall include the following:

(a)           formal evaluation of the knowledge of the Bank’s operational and supervisory personnel of the Bank’s policies and procedures for identifying transactions that pose greater than normal risk for compliance with the Bank Secrecy Act;

(b)           policies and procedures for identifying, monitoring, and recording transactions that pose greater than normal risk for compliance with the Bank Secrecy Act;

(c)           policies and procedures for the opening of new accounts, and existing accounts when necessary, that provides for collecting customers’ identifying information, verifying customers’ identification, maintaining identification records, and determining whether customers appear on any list of suspected terrorists or terrorist organizations;

(d)           procedures to identify and report to appropriate management personnel, at a minimum:

(i)            frequent or large volume cash deposits or wire transfers to or from offshore or domestic entities or individuals;

(ii)           wire transfers that are deposited into several accounts;

(iii)          receipt and disbursement of wire transfers without an apparent bona fide business reason;

(iv)          receipt and disbursement of wire transfers that are suspicious or inconsistent with the customers’ business;

(v)           receipt and disbursement of currency or monetary instruments that are suspicious or inconsistent with the customers’ business; and accounts opened in the name of or for the benefit of a financial institution or foreign bank, as defined in 3 1 C.F.R. § 103.11 ; and,

(e)           processes to ensure that all branches are obtaining complete customer identification information on new and existing customers, including nonresident alien customers.

(2)           Within thirty (30) days of the date of this Agreement, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program of policies and procedures to provide for the Bank’s monitoring of suspicious cash, monetary instruments, wire transfers, and other activities for all types of transactions, accounts, customers, products, services, and geographic areas.  At a minimum, this written program shall establish:

(a)           reviews of cash purchases of monetary instruments;

(b)           periodic analysis of aggregate cash, monetary instrument, wire activity, automated clearing house (“ACH”) activity, internet transactions, and bill pay for unusual or suspicious patterns;

(c)           periodic analysis of Currency Transaction Report filings;

(d)           automatic reviews of accounts or customers for which the Bank has received criminal subpoenas that may involve the Bank Secrecy Act;

(e)           reviews of high risk transactions, accounts, customers, products, services, and geographic areas; and,

(f)            submission of SARs based on these reviews and analyses.

(3)           Within sixty (60) days of the date of this Agreement, the Board shall develop, implement, and thereafter ensure Bank adherence to expanded account-opening procedures for all accounts that pose greater than normal risk for compliance with the Bank Secrecy Act by requiring:

(a)           identification of all account owners and beneficial owners in compliance with 31 C.F.R. 3 103.121;

(b)           identification of the officers, directors, major shareholders or partners, as applicable;

(c)           documentation of the following information for all deposit account customers:

(i)            any relevant financial information concerning the customer;

(ii)           the type of business conducted by the customer;

(iii)          the customer’s source of income or wealth; and,

(iv)          any other due diligence required by this Agreement, the BSA Officer or the Bank.

(4)           Bank management shall obtain the information required in the preceding paragraph (3) of this Article before renewing or modifying an existing customer’s account within the scope of the preceding paragraph (3).

(5)           Bank management shall create a policy for not opening an account, allowing the use of an account while verifying a customer’s identity or other risks, closing an account and filing SARs if the Bank management does not receive the information required by paragraphs (3) and (4) by the date the information is due or if Bank management is not able to form a reasonable belief that it knows the true identify of a customer.  Bank management shall consider not opening any account for a customer and shall consider closing any existing account of a customer if the information available to the Bank management indicates that the customer’s relationship with the Bank would be detrimental to the reputation of the Bank.

(6)           The BSA Officer or his/her designee shall periodically review, not less than each calendar year, all account documentation for all high risk accounts and the related accounts of those customers at the Bank to determine whether the account activity is consistent with the customer’s business and the stated purpose of the account.

(7)           Within 90 days of the date of this Agreement, the Board shall determine whether any changes are needed regarding the Bank’s BSA Officer, including the responsibilities, authority, structure, independence or skills of the BSA Officer.  In particular, the Board shall ensure that the BSA Officer has sufficient training, authority, and skill to perform his/her assigned responsibilities.

(8)           Within 90 days of the date of this Agreement, the Board shall determine whether any changes are needed regarding the Bank’s BSA Officer’s supporting staff, including the responsibilities, authority, structure, independence, competencies, or capabilities of the BSA Officer’s supporting staff.

ARTICLE XI

INTEREST RATE RISK MONITORING

(1)           Within thirty (30) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written interest rate risk policy.  In formulating this policy, the Board shall refer to the “Interest Rate Risk” booklet of the Comptroller’s Handbook.  The policy shall provide for a coordinated interest rate risk strategy and, at a minimum, address:

(a)           the establishment of adequate management reports on which to base sound interest rate risk management decisions;

(b)           establishment and guidance of the Bank’s strategic direction and tolerance for interest rate risk;

(c)           implementation of effective tools to measure and monitor the Bank’s performance and overall interest rate risk profile;

(d)           documentation for the interest rate risk model, including support for the model assumptions, a formal process for tracking changes in the model assumptions, and Board approval of the model assumptions no less than annually;

(e)           tests of the interest rate risk model for compliance with OCC Bulletin 2000- 16, Risk Modeling;

(f)            employment of competent personnel to manage interest rate risk;

(g)           prudent limits on the nature and amount of interest rate risk that can be taken, which shall include periodic review of the bank’s policy limits; and,

(h)           periodic review of the Bank’s adherence to the policy.

(2)           Upon adoption, a copy of the written policy shall be forwarded to the Assistant Deputy Comptroller for review.

ARTICLE XI1

CLOSING

(1)           Although the Board is by this Agreement required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Assistant Deputy Comptroller, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon it by the several laws of the United

States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time limitations may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)           The provisions of this Agreement are effective upon issuance of this Agreement by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Agreement shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)           authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)           require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)           follow-up on any non-compliance with such actions in a timely and appropriate manner; and,

(d)           require corrective action be taken in a timely manner of any non-compliance with such actions.

(6)           This Agreement is intended to be, and shall be construed to be, a final Agreement issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller of the United States.

(7)           The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

/s/ Emmit C. Odom Jr.
Emmit C. Odom Jr.
Assistant Deputy Comptroller
Eastern Pennsylvania Field Office

IN TESTIMONY WHERE0F; the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Brian K. Campbell	August 27, 2010
Brian K. Campbell	Date

/s/ M. Robert Clarke	August 27, 2010
M. Robert Clarke	Date

/s/ Clifford E. DeBaptiste	August 27, 2010
Clifford E. DeBaptiste	Date

/s/ John A. Featherman, III, Esq.	August 27, 2010
John A. Featherman, III, Esq.	Date

/s/ John S. Halsted, Esq.	August 27, 2010
John S. Halsted, Esq.	Date

/s/ J. Carol Hanson	August 27, 2010
J. Carol Hanson	Date

/s/ Lynn Marie Johnson-Porter	August 27, 2010
Lynn Marie Johnson-Porter	Date

/s/ Edward A. Leo	August 27, 2010
Edward A. Leo	Date

/s/ Matthew S. Naylor	August 30, 2010
Matthew S. Naylor	Date

/s/ David L. Pierce	August 27, 2010
David L. Pierce	Date

/s/ John B. Waldron	August 27, 2010
John B. Waldron	Date

APPENDIX A

First National Bank of Chester County

West Chester, PA

CRITICIZED ASSET REPORT AS OF:

BORROWER(S):

ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS):

$ CRITICISM

AMOUNT CHARGED OFF TO DATE

FUTURE POTENTIAL CHARGE-OFF

PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):

FINANCIAL, AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank’s lien position and amount of available equity, if any, guarantor(s) info, etc.):

PROPOSED PLAN OF ACTION TO ELIMINATE ASSET CRITICISM(S) AND TIME FRAME FOR ITS ACCOMPLISHMENT:

IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM

(repayment program should coincide with source of repayment):

Use this form for reporting each criticized asset that exceeds seven hundred and fifty thousand dollars ($750,000) and retain the original in the credit file for review by the examiners. Submit your reports monthly until notified otherwise, in writing, by the Assistant Deputy Comptroller.